RiverSource Life Insurance Company

70100 Ameriprise Financial Center

Minneapolis, MN 55474

Floor Crediting Method Endorsement

This endorsement is made a part of the contract to which it is attached and is effective on the Contract Date shown under Contract Data. Except where this endorsement provides otherwise, it is subject to all terms, conditions, and limitations of the contract. If there is any conflict between this endorsement and the contract, including any attached riders and endorsements, these endorsement provisions take precedence.

The following is added to the Definitions provision:

Floor

A protection option that limits the negative Index rate of return (if any). The Floor percentage for each applicable Indexed Account is shown under Contract Data and will not change.

The following is added to the Crediting Methods provision:

Point-to-Point with a Floor

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

If the Index rate of return is positive or zero, the Segment rate of return will be the lesser of the following:

1.	the Cap (if applicable) for the Segment; or

2.	the Index rate of return multiplied by the Upside Participation Rate for the Segment.

If the Index rate of return is negative, the Segment rate of return will be the greater of the following:

1.	the Floor for the Segment; or

2.	the Index rate of return.

This Crediting Method may not always be available.

Examples

The following examples assume the Floor equals -10%, the Cap equals 7%, and the Upside Participation Rate equals 110%.

•	If the Index rate of return is 10%, the Segment rate of return will equal 7% (the return is limited by the 7% Cap).

•	If the Index rate of return is 5%, the Segment rate of return will equal 5.5% (the 5% Index rate of return is multiplied by the 110% Upside Participation Rate).

•	If the Index rate of return is -5%, the Segment rate of return will equal -5%.

•	If the Index rate of return is -15%, the Segment rate of return will equal -10% (the loss is limited to the -10% Floor).

RiverSource Life Insurance Company

Vice President – Service Operations

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